Exhibit 99.1
Berry Petroleum Company News

Berry Petroleum Reports Results for the Third Quarter of 2013

Denver, Colorado - (BUSINESS WIRE) - October 23, 2013 - Berry Petroleum Company (NYSE: BRY) reported net earnings of $28 million, or $0.50 per diluted share, for the third quarter of 2013. After considering items such as derivatives and transaction costs, adjusted net earnings were $53 million, or $0.95 per diluted share. Oil and natural gas revenues were $306 million during the quarter and discretionary cash flow for the quarter totaled $173 million, with net cash provided by operating activities of $173 million. Operating margin was approximately $51.45 per BOE, supported by the Company's oil-weighted production stream.

Berry's third quarter 2013 production averaged 41,413 BOE/D, up 14% from the third quarter of 2012. The Company's oil production was 32,997 BOE/D in the third quarter, up 20% from the third quarter of 2012. Average daily production by project area is listed in the following table:

	Average Daily Production for the Quarter Ended (BOE/D):
Project Area	September 30, 2013	September 30, 2012	3Q12 to 3Q13 Change	June 30, 2013	2Q13 to 3Q13 Change
SMWSS—Steam Floods	12,275	12,720	(3%)	12,395	(1%)
NMWSS—Diatomite	5,260	3,500	50%	4,735	11%
NMWSS—New Steam Floods	3,290	1,925	71%	2,645	24%
Permian	8,355	6,860	22%	8,000	4%
Uinta	8,055	5,940	36%	7,315	10%
Oil assets	37,235	30,945	20%	35,090	6%
Gas assets	4,178	5,341	(22%)	4,439	(6%)
Total	41,413	36,286	14%	39,529	5%

Oil volumes	32,997	27,493	20%	31,456	5%
Gas volumes	8,416	8,793	(4%)	8,073	4%

Bob Heinemann, President and Chief Executive Officer, commented, “As the main focus of our oil-growth strategy, we have been concentrating our capital investment into five assets in three oily basins and they have delivered strong performance in the third quarter. Production from these assets increased 6% over the second quarter of 2013 and 20% over the third quarter of 2012. The performance of the Company’s New Steam Floods, Diatomite, and Uinta assets were particularly encouraging, all of which grew at double-digit rates for the quarter. Our oil volumes of 32,997 BOPD comprised 80% of the Company’s total compared to 66% in 2010 when we began shifting all of our capital into oil assets.”

California Operations
Production from the Company's South Midway asset team averaged 12,275 BOE/D in the third quarter of 2013, relatively flat with second quarter 2013 production. The team continues to maximize cash flows while striving for a shallow, 5-8% base production decline from the Company’s legacy assets. Berry drilled 18 new producing wells in the third quarter, including nine at Placerita, seven at Poso Creek, and two at Ethel D.

Diatomite production increased for the sixth consecutive quarter and averaged 5,260 BOE/D in the third quarter of 2013, up 11% from second quarter levels. Mr. Heinemann said, “By utilizing our integrated surveillance systems and enhanced knowledge of the reservoir, in conjunction with a continuous drilling program and expanded infrastructure, we have been able to demonstrate steady quarterly production growth.”

New Steam Floods production averaged 3,290 BOE/D in the third quarter of 2013, up 24% from second quarter levels, led by a positive response from steam flood activities at the Company’s McKittrick 21Z asset. In the third quarter, the asset team continued to expand its infrastructure and increased steam injection into these evolving projects.

Uinta Operations
Uinta production averaged 8,055 BOE/D in the third quarter of 2013, up 10% from second quarter levels. The Company continued to focus on vertical commingled Wasatch/Green River wells and the asset team drilled 31 net wells in the third quarter. Berry utilized a two-rig drilling program and focused its drilling activity in the Ashley National Forest. The Company continued to expand its marketing options through its initiative of shipping crude oil to markets outside of Utah.

Permian Operations
Permian production averaged 8,355 BOE/D in the third quarter of 2013, up 4% from second quarter levels. The Company drilled 11 net wells utilizing a three-rig drilling program and focused in its productive northeastern Ector County area. This has enabled the asset team to increase production by 22% over 2012 at much lower levels of capital spend. Berry is assessing the economic potential for horizontal drilling in its Permian basin assets and is closely monitoring activity near the Company’s acreage.

Natural Gas
Production from the Company’s two natural gas assets totaled 4,178 BOE/D in the third quarter of 2013, down 6% from the second quarter. The Company expects production from these assets to decline by approximately 1,300 BOE/D in 2013, as it continues to focus capital investment on development of its oil assets.

Additional Updates
Berry now expects 2013 company production to average between 40,500 - 40,800 BOE/D, above its previous forecast of 38,000 - 40,000 BOE/D. Capital spending in 2013 should total around $600 million. Oil production for 2013 should average approximately 80% of Berry's total production. The Company is currently in the process of establishing its 2014 capital budget, and will provide details around those plans at a future date.

Berry Petroleum Company is party to an agreement and plan of merger with Linn Energy, LLC and LinnCo, LLC. The proposed merger transaction can only be put to a vote of the Berry stockholders, Linn Energy unitholders, and LinnCo shareholders if and when the Form S-4 Registration Statement is approved by the Securities and Exchange Commission. Linn filed a 5th amended Form S-4 Registration Statement with the Securities and Exchange Commission on Tuesday, October 22nd, 2013, and that document can be found at www.sec.gov.

Teleconference Call
Berry will not host an earnings conference call.

Non-GAAP Financial Measures
This press release includes discussion of “discretionary cash flow,” “adjusted net earnings,” and “operating margin per BOE,” each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended. Discretionary cash flow consists of cash provided by operating activities before changes in working capital items. The Company uses discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations for each period before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities. Adjusted net earnings consists of net earnings before non-cash derivatives gains (losses), oil and natural gas property impairments and charges related to the extinguishment of debt. The Company believes that adjusted net earnings is useful for evaluating the Company's operational performance from oil and natural gas properties. Operating margin per BOE consists of average sale price including cash derivative settlements less operating costs—oil and natural and production taxes, each on a per BOE basis. The Company uses operating margin per BOE as a measure of profitability and believes it provides useful information to investors because it relates the Company's oil and natural gas revenue and oil and natural gas operating expenses to its total units of production providing a gross margin per unit of production, allowing investors to evaluate how the Company's profitability varies on a per unit basis each period. These measures should not be considered in isolation or as a substitute for their most directly comparable GAAP measures. Other companies calculate non-GAAP measures differently and, therefore, the non-GAAP measures presented in this release may not be comparable to similarly titled measures used by other companies.

Contact: Berry Petroleum Company	Investors and Media
1999 Broadway, Suite 3700	Zach Dailey, 1-303-999-4071
Denver, Colorado 80202	Shawn Canaday, 1-303-999-4000

Internet: www.bry.com	SOURCE: Berry Petroleum Company

Explanation and Reconciliation of Non-GAAP Financial Measures

Discretionary Cash Flow ($ millions):

	Three Months Ended
	9/30/2013	6/30/2013
Net cash provided by operating activities	$173.3	$140.3
Net increase in current assets	13.2	3.7
Net decrease in current liabilities, including book overdraft	(13.6)	1.0
Discretionary cash flow	$172.9	$145.0

Adjusted Net Earnings ($ millions):

Three Months Ended
9/30/2013
Adjusted net earnings	$52.8
After tax adjustments:
Non-cash derivative loss	(24.6)
Net earnings, as reported	$28.2

Operating Margin Per BOE:

	Three Months Ended
	9/30/2013	6/30/2013
Average sales price including cash derivative settlements	$78.34	$75.58
Operating cost—oil and natural gas production	23.99	25.37
Production taxes	2.90	3.06
Operating margin	$51.45	$47.15

About Berry Petroleum Company

Berry Petroleum Company is a publicly traded independent oil and natural gas production and exploitation company with operations in California, Texas, Utah, and Colorado. The Company uses its web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.bry.com.

Safe Harbor Under the “Private Securities Litigation Reform Act of 1995”

Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “estimate,” “expect,” “would,” “will,” “target,” “goal,” “potential,” and forms of those words and others indicate forward-looking statements. These statements include but are not limited to forward-looking statements about the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors which could affect actual results are discussed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	9/30/2013	6/30/2013
REVENUES
Oil and natural gas sales	$306,183	$274,715
Electricity sales	10,046	9,513
Natural gas marketing	1,916	2,255
Interest and other income, net	249	374
	318,394	286,857
EXPENSES
Operating costs—oil and natural gas production	91,416	91,277
Operating costs—electricity generation	5,401	6,337
Production taxes	11,060	11,004
Depreciation, depletion & amortization—oil and natural gas production	73,011	69,839
Depreciation, depletion & amortization—electricity generation	456	433
Natural gas marketing	1,895	2,198
General and administrative	17,834	19,430
Interest	24,996	24,879
Dry hole, abandonment, impairment and exploration	1,624	872
Realized and unrealized loss (gain) on derivatives, net	45,293	(35,622)
	272,986	190,647
Earnings before income taxes	45,408	96,210
Income tax provision	17,230	34,846
Net earnings	$28,178	$61,364

Basic net earnings per share	$0.51	$1.11
Diluted net earnings per share	$0.50	$1.10

Dividends per share	$0.08	$0.08

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	9/30/2013	12/31/2012
ASSETS
Current assets	197,037	157,025
Oil and natural gas properties, (successful efforts basis) buildings and equipment, net	3,315,247	3,128,502
Derivative instruments	17,245	10,891
Other assets	24,382	28,984
	$3,553,911	$3,325,402
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	420,539	286,632
Deferred income taxes	331,734	255,471
Long-term debt	1,536,000	1,665,817
Derivative instruments	—	1,239
Other long-term liabilities	132,244	101,452
Shareholders’ equity	1,133,394	1,014,791
	$3,553,911	$3,325,402

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended
	9/30/2013	6/30/2013
Cash flows from operating activities:
Net earnings	$28,178	$61,364
Depreciation, depletion and amortization	73,468	70,271
Gain on sale of assets	—	—
Amortization of debt issuance costs and net discount	1,759	1,729
Impairment of oil and natural gas properties	—	—
Dry hole and impairment	728	264
Derivatives	39,600	(33,187)
Stock-based compensation expense	2,588	2,708
Deferred income taxes	23,641	41,991
Other, net	2,982	(155)
Change in book overdraft	—	(14,653)
Net changes in operating assets and liabilities	402	9,930
Net cash provided by operating activities	173,346	140,262

Cash flows from investing activities:
Development and exploration of oil and natural gas properties	(142,417)	(128,565)
Property acquisitions	(287)	(183)
Capitalized interest	(1,528)	(1,651)
Proceeds from sale of assets	19	11,031
Net cash used in investing activities	(144,213)	(119,368)

Net cash provided by (used in) financing activities	(13,992)	(12,085)

Net (decrease) increase in cash and cash equivalents	15,141	8,809
Cash and cash equivalents at beginning of period	8,914	105
Cash and cash equivalents at end of period	$24,055	$8,914

OPERATING DATA
(unaudited)

	Three Months Ended
	9/30/2013	6/30/2013	Change
Oil and natural gas:
Heavy oil production (BOE/D)	20,824	19,775
Light oil production (BOE/D)	12,173	11,681
Total oil production (BOE/D)	32,997	31,456
Natural gas production (Mcf/D)	50,494	48,436
Total (BOE/D)	41,413	39,529

Oil and natural gas, per BOE:
Average realized sales price	$79.83	$74.91	7%
Average sales price including cash derivative settlements	78.34	75.58	4%

Oil, per BOE:
Average WTI price	$105.81	$94.17	12%
Price sensitive royalties	(2.59)	(2.64)
Location differential and other	(8.75)	(4.00)
Oil revenue	$94.47	$87.53	8%
Oil derivative cash settlements	(1.88)	0.70
Average realized oil price	$92.59	$88.23	5%

Natural gas price:
Average Henry Hub price per MMBtu	$3.58	$4.10	(13)%
Conversion to Mcf	0.25	0.28
Location differential and other	(0.18)	(0.29)
Natural gas revenue per Mcf	$3.65	$4.09	(11)%
Natural gas derivative cash settlements	0.02	0.09
Average realized natural gas price per Mcf	$3.67	$4.18	(12)%

Operating cost - oil and natural gas production per BOE	$23.99	$25.37	(5)%
Production taxes per BOE	2.90	3.06
Total operating costs per BOE	$26.89	$28.43	(5)%

DD&A - oil and natural gas production per BOE	19.16	19.42	(1)%
General & administrative per BOE	4.68	5.40	(13)%
Interest expense per BOE	$6.56	$6.92	(5)%